Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2019 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Chaparral Energy, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Chaparral Energy, Inc. on the Post-Effective Amendment on Form S-3 to Registration Statement on Form S-1 (File No. 333-218579, effective May 3, 2018) and Form S-8 (File No. 333-219976, effective August 15, 2017).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 14, 2019